UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
Date of Report (Date of Earliest Event Reported):
January 10, 2008
MONRO MUFFLER BRAKE, INC.
(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(585) 647-6400

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1
EX-99.2
EX-99.3

Item 1.01 Entry into a Material Agreement
          On January 10, 2008, the Company entered into Employment Agreements with its Executive Vice President and Chief Administrative Officer, John W. Van Heel and its Executive Vice President-Store Operations, Joseph Tomarchio Jr. On January 11, 2008, the Company entered into an Employment Agreement with Executive Vice President and Chief Financial Officer, Catherine D’Amico. All three Agreements became effective on January 1, 2008 and have a three-year term.
          Under the Agreements, Messrs. Van Heel and Tomarchio and Ms. D’Amico (i) will be paid a base salary of $250,000, $360,000 and $218,000, respectively; (ii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, equal to up to 87.5% of the executive’s base salary upon the achievement of certain predetermined corporate objectives and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. Also, under the Agreements, as of April 1, 2008, the annual base salary for Messrs. Van Heel and Tomarchio and Ms. D’Amico will increase to $280,000, $380,000 and $230,000, respectively.
          In addition, upon termination of her Agreement other than for Cause or without Good Reason (both as defined in the Agreement), Ms. D’Amico will be eligible to participate in the fully-insured group health plan then-offered by the Company. This benefit will continue until the earliest to occur of certain events, including: (i) Ms. D’Amico reaches sixty-five years of age; (ii) she otherwise becomes eligible to participate in another group health plan or (iii) the Company no longer offers a fully-insured group health plan. She will receive this benefit to the extent the Company incurs no additional cost as a result of her participation in the plan. Therefore, Ms. D’Amico will pay the full premium cost for such coverage, as well as the incremental cost (if any) to the Company’s health plan caused by her inclusion.
          Finally, each executive is entitled to certain payments upon death, disability, a termination without Cause (as defined therein), a resignation by the executive for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Agreement.
          Also, on January 10, 2008 and in consideration of the executives’ execution of the Agreements, the Company’s Compensation Committee awarded to Messrs. Van Heel and Tomarchio an option to purchase 75,000 and 40,000 shares of Common Stock, respectively, at an exercise price of $18.17 per share (the closing price of the Company’s stock on the date of the award), pursuant to the Company’s 2007 Stock Incentive Plan. On January 11, 2008 and in consideration of Ms. D’Amico’s execution of the Agreement, the Company’s Compensation Committee awarded to her an option to purchase 30,000 shares of Common Stock at an exercise price of $17.53 per share (the closing price of the Company’s stock on the date of the award), pursuant to the Company’s 2007 Stock Incentive Plan.
          A copy of the Company’s Employment Agreements with Messrs. Tomarchio and Van Heel and Ms. D’Amico are attached to this Current Report as Exhibits 99.1, 99.2 and 99.3, respectively, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a)	Not Applicable

(b)	Not Applicable

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Employment Agreement by and between Monro Muffler Brake, Inc. and Joseph Tomarchio Jr., dated January 10, 2008.

99.2	Employment Agreement by and between Monro Muffler Brake, Inc. and John W. Van Heel, dated January 10, 2008.

99.3	Employment Agreement by and between Monro Muffler Brake, Inc. and Catherine D’Amico dated January 11, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC. (Registrant)
January 14, 2008	By:	/s/ Robert G. Gross
Robert G. Gross
Chief Executive Officer